                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Registration Statement on Form N-3 (the "Registration Statement") of (1) our reports dated February 10, 1998 relating to the financial statements of Separate Account Nos. 4, 191 and 200 of The Equitable Life Assurance Society of the United States for the year ended December 31, 1997;
and (2) our reports dated January 30, 1998 relating to the financial statements of Separate Accounts 8 and 30 of the Equitable Life Assurance Society of the United States for the year ended January 31, 1997, and (3) our report dated February 10, 1998 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1997, which reports appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the use in the Prospectus Supplement constituting part of this Registration Statement of our report dated February 10, 1998 relating to the financial statements of Seperate Account No. 4 of The Equitable Life Assurance Society of the United States for the year ended December 31, 1997, which report appears in such Prospectus Supplement. We also consent to the references to us under the headings "Condensed Financial Information" and "Experts" in the Prospectus.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
April 23, 1998